Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

Title of Each Class of	Maximum Aggregate	Amount of
Securities Offered	Offering Price	Registration Fee(1)
Medium Term Notes, Series K, 0.125% Exchangeable Notes due March 2, 2016	$12,155,000	$1,565.56

(1)	The total filing fee of $1,565.56 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Amended and Restated Pricing Supplement No. 71 dated April 16, 2014 (To Prospectus dated April 13, 2012 and Prospectus Supplement dated April 13, 2012)

$12,155,000

Wells Fargo & Company

Medium–Term Notes, Series K

0.125% Exchangeable Notes due March 2, 2016

Issuer:	Wells Fargo & Company

Amendment:	This Amended and Restated Pricing Supplement No. 71 dated April 16, 2014 (this “pricing supplement”) to Prospectus dated April 13, 2012 and Prospectus Supplement dated April 13, 2012 amends and restates Pricing Supplement No. 71 dated February 23, 2011 (the “original pricing supplement”) to Prospectus dated June 4, 2009 and Prospectus Supplement dated April 23, 2010 in order to set forth amended terms of the notes originally offered and sold pursuant to the original pricing supplement. The amended terms of the notes described in this pricing supplement will become effective on the date (the “amendment effective date”) on which we and the trustee, with the consent of 100% of the holders of the notes, shall have entered into a supplemental indenture giving effect to such amendment.

Principal Amount:	Each note will have a principal amount of $1,000. Each note was offered at an initial public offering price of $1,100.

Stated Maturity Date:	March 2, 2016

Interest:	0.125% per annum, payable semi-annually

Interest Payment Dates:	March 2 and September 2, beginning September 2, 2011

Underlying Basket:	The underlying basket (the “basket”) is a basket of stocks consisting of shares of common stock of the following four companies (with the approximate weightings as of April 15, 2014 noted parenthetically): Danaher Corporation (34.64%), Textron Inc. (32.42%), Ingersoll-Rand plc (25.35%) and Allegion plc (7.59%) (each, a “basket stock” and collectively, the “basket stocks”). The issuers of the basket stocks (each, a “basket stock issuer” and, collectively, the “basket stock issuers”) are not involved with this offering and have no obligations relating to, and do not sponsor or endorse, the notes. Allegion plc was spun off from Ingersoll-Rand plc with an ex-dividend date of December 2, 2013.

Exchange Right:	Beginning March 12, 2011 to and including the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day prior to the stated maturity date, you will have the right to exchange each note for a number of shares of each basket stock equal to its exchange ratio. If you exchange your notes, we will have the right to deliver to you either the actual shares or the cash value of such shares determined on the exchange notice date. We will not pay any accrued but unpaid interest on any notes exchanged.

Redemption Right:	Beginning March 2, 2015, we will have the right to redeem all the notes on any day to and including the stated maturity date. If we redeem the notes, we will pay to you an amount in cash equal to the greater of (i) the redemption price of $1,000 per note and (ii) the basket value determined on the trading day prior to the redemption notice date. The basket value on any trading day will equal the sum of the products of the closing price of each basket stock and its exchange ratio on such trading day. If we redeem the notes, the redemption date will be 10 days following the redemption notice date. We will not pay any accrued but unpaid interest on the notes upon the redemption of the notes.

Payment at Stated Maturity:	On the stated maturity date, unless you have previously exercised your exchange right or we have redeemed the notes, we will pay you $1,000 per note, plus any accrued but unpaid interest.

Dividend Adjustments:	In the event of certain corporate events relating to, or dividend payments by, any basket stock issuer, the exchange ratio of the applicable basket stock will be adjusted as described in this pricing supplement.

Listing:	The notes are not listed on any securities exchange or automated quotation system.

Pricing Date:	February 23, 2011

Settlement Date:	March 2, 2011

CUSIP Number:	94986RCZ2

Investing in the notes involves risks. See “Risk Factors” beginning on page PS-6.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount[1]	Proceeds to Wells Fargo
Per Note	110.00%	0.15%	109.85%
Total	$13,370,500	$18,232.50	$13,352,267.50

1

In addition to the agent discount, the original offering price specified above included structuring and development costs and offering expenses. The agent discount and structuring and development costs totaled approximately $0.40 per note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Pricing Supplement

Prospectus Supplement

Prospectus

Unless otherwise indicated, you may rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. Neither we nor the agent has authorized anyone to provide information different from that contained in this pricing supplement and the accompanying prospectus supplement and prospectus. When you make a decision about whether to invest in the notes, you should not rely upon any information other than the information in this pricing supplement and the accompanying prospectus supplement and prospectus. Neither the delivery of this pricing supplement nor sale of the notes means that information contained in this pricing supplement or the accompanying prospectus supplement and prospectus is correct after their respective dates. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell or solicitation of an offer to buy the notes in any circumstances under which the offer of solicitation is unlawful.

i

SUMMARY INFORMATION

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the 0.125% Exchangeable Notes due March 2, 2016 (the “notes”). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the notes as well as the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should carefully review the section “Risk Factors” in this pricing supplement, which highlights certain risks associated with an investment in the notes, to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes offered by this pricing supplement were issued by Wells Fargo and will mature on March 2, 2016. The notes are exchangeable for a basket of stocks consisting of shares of common stock of four companies.

As discussed in the accompanying prospectus supplement, the notes are debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series K” that we may issue from time to time. The notes will rank equally with all our other unsecured and unsubordinated debt. For more details, see “Specific Terms of the Notes.”

Each note has a principal amount of $1,000. You may transfer only whole notes. We issued the notes in the form of a global certificate, which is held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the notes.

What are the basket stocks?

The basket stocks are the four1 stocks set forth in the table below. The table also indicates the ticker symbol for each basket stock, the primary national securities exchange on which each basket stock is listed, the proportion of the basket value represented by the shares of each basket stock on April 15, 2014 and the exchange ratio for each basket stock immediately prior to the amendment effective date and on the amendment effective date. The pre-amendment exchange ratio for each basket stock indicated below reflects all adjustments to the initial exchange ratio for such basket stock that have been made to the date of this pricing supplement.2 On the amendment effective date, the pre-amendment exchange ratio for each basket stock will be multiplied by a factor of 0.9782, resulting in the amended exchange ratio specified below.

Basket Stock Issuer	Ticker Symbol	Listing Exchange	Proportion of Basket Value	Pre-Amendment Exchange Ratio	Amended Exchange Ratio

Danaher Corporation	DHR	NYSE	34.64%	6.489159	6.347695

Textron Inc.	TXT	NYSE	32.42%	11.75910	11.502752

Ingersoll-Rand plc	IR	NYSE	25.35%	6.239908	6.103878

Allegion plc	ALLE	NYSE	7.59%	2.076771	2.031497

Total			100.00%

Who are the basket stock issuers?

According to publicly available information, Danaher Corporation derives its sales from the design, manufacture and marketing of professional, medical, industrial and commercial products; Textron Inc. is a multi-

1 Allegion plc was spun off from Ingersoll-Rand plc with an ex-dividend date of December 2, 2013.

2 The initial exchange ratio for Allegion plc was determined by the calculation agent as of the ex-dividend date of the spin-off of Allegion plc. The pre-amendment exchange ratio for Allegion plc reflects all adjustments to such initial exchange ratio that have been made to the date of this pricing supplement.

industry company in the aircraft, defense, industrial and finance businesses; Ingersoll-Rand plc, an Irish public limited company and its consolidated subsidiaries, is a diversified, global company that provides products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, and increase industrial productivity and efficiency; and Allegion plc, an Irish public limited company, is a global provider of security products and solutions. You should independently investigate the basket stock issuers and decide whether an investment in the notes linked to the basket stocks is appropriate for you.

Because each of the basket stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the basket stock issuers are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”). Information provided to or filed with the SEC by the basket stock issuers can be located by reference to SEC file numbers and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s website. The SEC file numbers for the basket stock issuers are as follows: Danaher Corporation, 001-08089; Textron Inc., 001-05480; Ingersoll-Rand plc, 001-34400; and Allegion plc, 001-35971. The address of the SEC’s website is http://www.sec.gov. In addition, information regarding the basket stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see “The Basket — The Basket Stock Issuers.”

Will I receive interest on the notes?

The notes will bear interest at the rate of 0.125% per annum, payable semi-annually on each of March 2 and September 2, beginning on September 2, 2011. Accrued but unpaid interest will not be paid upon any exchange or redemption of the notes.

What will I receive upon stated maturity of the notes?

On the stated maturity date, if you have not previously exchanged your notes or we have not redeemed the notes, we will pay you an amount equal to $1,000 per note, plus any accrued but unpaid interest.

How does the exchange right work?

Beginning March 12, 2011 to and including the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day prior to the stated maturity date, you may exchange each note for a number of shares of each basket stock equal to its exchange ratio (or, at our option, the cash value of such shares as determined on the exchange notice date), as set forth in the table above, subject to our right to redeem all of the notes on any day from and including March 2, 2015. See “Specific Terms of the Notes — Exchange Right” for a more detailed description of the exchange right. The term “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the principal trading market for each of the basket stocks (as determined by the calculation agent, in its sole discretion), the Chicago Mercantile Exchange and the Chicago Board Options Exchange and in the over-the- counter market for equity securities in the United States.

The initial exchange ratio for each basket stock other than Allegion plc was determined on the date the notes were priced for initial sale to the public (the “pricing date”). The initial exchange ratio for Allegion plc was determined by the calculation agent as of December 2, 2013, the ex-dividend date for the spin-off of Allegion plc. The exchange ratio for each basket stock will remain constant for the term of the notes, subject to adjustment for certain corporate events relating to, or dividend payments by, the issuer of that basket stock. See “Specific Terms of the Notes — Adjustment Events”. The exchange ratio for each basket stock immediately prior to the amendment effective date (giving effect to all adjustments to the date of this pricing supplement) and the exchange ratio on the amendment effective date are set forth above under “ — What are the basket stocks?”

How do you exchange your notes?

When you exchange your notes, our affiliate Wells Fargo Securities, LLC, acting as the calculation agent (the “calculation agent”), will determine the exact number of shares of each of the basket stocks you will receive based on the principal amount of the notes you exchange and the exchange ratio of each basket stock as it may have been adjusted through the exchange notice date. Since the notes will be held only in book-entry form, you may exercise your exchange right only by acting through your participant at DTC, whose nominee is the registered holder of the notes.

To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the appropriate steps through normal clearing system channels. Your book-entry interest in the notes must be transferred to Wells Fargo Bank, N.A., the paying agent for the notes, on the day we deliver your shares or pay cash to you, as described below. In addition, you must give us notice of exchange as follows:

•	fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement; and

•	deliver your Official Notice of Exchange to us before 11:00 A.M., New York City time on the day you notify us of your exercise of the exchange right (the “exchange notice date”).

Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of notes, you should consult the participant through which you own your interest for the relevant deadline. If you give us your Official Notice of Exchange after 11:00 A.M., New York City time, on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

You must exchange your notes in $1,000 minimum increments at a time.

You will no longer be able to exchange your notes if we redeem the notes.

At our option, on the fifth business day after you fulfill all the conditions of your exchange (the “exchange settlement date”), we will either:

•	deliver to you shares of the basket stocks at the exchange ratios as they may have been adjusted through the close of business on the exchange notice date, or

•	pay to you the cash value of such shares as determined on the exchange notice date.

If you exchange some or all of your notes, you will not receive any accrued but unpaid interest on any notes you exchange.

If upon exchange of the notes we deliver shares of the basket stocks, we will pay cash in lieu of delivering any fractional share of any basket stock in an amount equal to the value of such fractional shares based on the closing price of the basket stock as determined by the calculation agent on the business day immediately preceding the exchange settlement date.

Will the notes be redeemable by us prior to maturity?

We may redeem the notes, in whole but not in part, for settlement on any day from and including March 2, 2015 to and including the stated maturity date (the “redemption date”), for an amount in cash equal to the greater of (i) the redemption price of $1,000 per note and (ii) the basket value determined by the calculation agent on the trading day prior to the redemption notice date. The “basket value” equals the sum of the products of the closing price of each basket stock and its exchange ratio.

If we redeem the notes, we will specify the redemption date in our notice of redemption. The redemption date will be 10 days following the day on which we give our notice of redemption (the “redemption notice date”), unless the 10th day following the redemption notice date is not a business day, in which case the redemption date will be the immediately following day that is a business day. If we redeem the notes, you will not receive any accrued but unpaid interest on the redemption date.

If we decide to redeem the notes, you will no longer be able to exercise your exchange right.

Who should or should not consider an investment in the notes?

We have designed the notes for investors who want to receive a semi-annual interest payment of 0.125% per annum, who want to receive at least 100% of the principal amount of their investment at stated maturity and who are willing to receive either the actual shares of the basket stocks or the cash value of such shares upon exchange of the notes, or the greater of the redemption price and the basket value upon redemption of the notes at our option.

The notes are not designed for, and may not be a suitable investment for, investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the notes prior to maturity?

The market value of the notes may fluctuate between the date you purchase them and the maturity date. Several factors and their interrelationship will influence the market value of the notes, including the market prices of the basket stocks, dividend yields on the basket stocks, the time remaining to maturity of the notes, interest and yield rates in the market and the volatility of the market prices of the basket stocks. Depending on the impact of these factors, you may receive less than the original offering price of the notes in any sale of your notes. For more details, see “Risk Factors — Many Factors Affect The Market Value Of The Notes”.

What is the role of the basket stock issuers in the notes?

The basket stock issuers have no obligations relating to the notes or amounts to be paid to you, including no obligation to take our needs or your needs into consideration for any reason. The basket stock issuers will not receive any of the proceeds of the offering of the notes, are not responsible for, and have not participated in, the offering of the notes and are not responsible for, and will not participate in, the determination or calculation of the amounts payable on the notes. We are not affiliated with the basket stock issuers.

How have the basket stocks performed historically?

You can find tables with the high, low and closing prices per share of each of the basket stocks during each calendar quarter from calendar year 2001 to the present (or, in the case of Allegion plc, for such shorter period of time that Allegion plc has been publicly traded) in the section entitled “The Basket — Historical Data” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the basket stocks in the recent past; however, past performance of the basket stocks is not indicative of how they will perform in the future.

What about taxes?

See the discussion under “United States Federal Tax Considerations” below.

Are the notes listed on a stock exchange?

No, the notes are not listed on any securities exchange or automated quotation system.

Are there any risks associated with my investment?

Yes, an investment in the notes is subject to significant risks, including the risk of loss of some or all of the original offering price of the notes. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page PS-6.

RISK FACTORS

An investment in the notes is subject to the risks described below. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket stocks contained in the basket to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

The Notes Will Pay Less Interest Than Ordinary Debt Securities.

The notes accrue interest at 0.125% on the principal amount per year. This interest rate is lower than the interest rate that we would pay on non-exchangeable and non-callable notes maturing at the same time as these notes. Furthermore, because in certain circumstances you may only receive an amount less than the original offering price of the notes upon redemption or at maturity, the return on your investment in the notes may be less than the amount paid on an ordinary debt security. The interest payments on the notes and the possible return of only $1,000 per note at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time. In addition, if you exchange the notes or we redeem them, you will not receive any accrued but unpaid interest upon such exchange or redemption and the redemption price will not include any accrued and unpaid interest on the redemption date.

Your Yield May Be Lower Than The Yield On A Standard Debt Security Of Comparable Maturity.

The notes were issued at a premium to their principal amount. The yield that you will receive on your notes may be less than the return you could earn on other investments. If, before the maturity date you have not exchanged your notes and we have not redeemed them, your payment at maturity in cash will not be greater than the aggregate principal amount of your notes, which is less than the original offering price. In addition, if the basket value does not appreciate sufficiently, you may receive less than the original offering price upon exchange by you or early redemption by us, if applicable. The basket value needs to increase approximately 15.50% from the pricing date for the amount received upon exchange or redemption (if the basket value is greater than the redemption price of $1,000) to be greater than the original offering price. Your yield may be less than the yield you would earn if you bought a standard senior debt security of Wells Fargo with the same issue price and the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

We Do Not Expect A Trading Market For The Notes To Develop.

The notes are not listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to and do not intend to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

The Inclusion Of The Agent Discount And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution, structuring and development costs and certain out-of-pocket expenses associated with the initial distribution. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which an agent or any other potential buyer may be willing to buy your notes will also be affected by the market and other conditions discussed in the next risk factor.

The Costs Associated With Amending The Notes Were Taken Into Account In The Amended Terms of the Notes.

Some or all of the costs and expenses associated with the amendment of the notes were taken into account in determining the amended terms of the notes, including the adjustment to the exchange ratios for the basket stocks.

Many Factors Affect The Market Value Of The Notes.

The market value of the notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the notes caused by another factor and that the effect of one factor may exacerbate the decrease in the market value of the notes caused by another factor. The following paragraphs describe the expected impact on the market value of the notes given a change in a specific factor, assuming all other conditions remain constant.

The market prices of the basket stocks are expected to affect the market value of the notes

We expect that the market value of the notes on any given date will depend substantially on the market prices of the basket stocks at that time. If you choose to sell your notes, you may have to sell them at a substantial discount compared to the original offering price. Decreases in the price of one basket stock may offset increases in the price of other basket stocks.

Changes in the volatilities of the basket stocks are expected to affect the market value of the notes

Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of any of the basket stocks increases or decreases, the market value of the notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the market value of the notes

We expect that changes in interest rates, even if they do not affect the market prices of the basket stocks as described above, may affect the market value of the notes and may be adverse to holders of the notes.

Changes in dividend yields of the basket stocks may affect the market value of the notes

If dividend yields on the basket stocks decrease, the market value of the notes may be adversely affected since any decrease in the dividend yield on a basket stock will decrease proportionately the exchange ratio for that basket stock.

Changes in our credit ratings may affect the market value of the notes

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the market value of the notes. However, because the return on your notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as changes in the market prices of the basket stocks, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

The time remaining to maturity may affect the value of the notes

The value of the notes may be affected by the time remaining to maturity. As a result of a “time premium,” the notes may have a value above that which would be expected based on the level of interest rates and the market prices of the basket stocks at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the market prices of the basket stocks during the period prior to maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease, adversely affecting the value of the notes.

Changes in geopolitical, economic, financial and other conditions may affect the market prices of the basket stocks

In general, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the market prices of the basket stocks may affect the value of the notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the notes of a given change in some of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

The Exchange Right May Not Yield A Value Greater Than The Original Offering Price Or The Principal Amount Of The Notes.

Subject to our redemption right, you will have a right to exchange the notes for shares of the basket stocks, but there is no guarantee that the basket value will increase such that an exchange will yield a value greater than the original offering price or the principal amount of the notes. If you exercise your exchange right, we, in our sole discretion, may pay you in lieu of shares of the basket stocks cash in an amount equal to the sum of the products of the closing prices of each basket stock and its exchange ratio.

Your Return On The Notes Could Be Less Than If You Owned The Basket Stocks Included In The Basket.

Your return on the notes will not reflect the return you would realize if you actually owned the basket stocks included in the basket and received the dividends paid on those basket stocks.

You Will Not Have Any Shareholder Rights.

Investing in the notes is not equivalent to investing in the basket stocks included in the basket. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket stocks included in the basket.

The Notes May Become Exchangeable Into The Common Stock Of Companies Other Than The Issuers Of The Basket Stocks.

Following certain corporate events relating to the basket stocks, such as a stock-for-stock merger where the issuer of a basket stock is not the surviving entity, the shares of a successor corporation to the issuer of such basket stock will be substituted for such basket stock for all purposes of the notes. Following certain other corporate events relating to a basket stock in which holders of shares of a basket stock would receive all of their consideration in cash and the surviving entity has no marketable securities outstanding or there is no surviving entity (including, but not limited to, a leveraged buyout or other going private transaction involving the issuer of such basket stock, or a liquidation of the issuer of such basket stock), the common stock of another company in the same industry group as the issuer of such basket stock will be substituted for such basket stock for all purposes of the notes. In the event of such a corporate event, the equity-linked nature of the notes would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section entitled “Specific Terms of the Notes — Adjustment Events.” The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the notes.

We Cannot Control Actions By The Basket Stock Issuers.

Actions by a basket stock issuer may have an adverse effect on the price of its stock, the value of the basket and the value of the notes. We are not affiliated with any basket stock issuer. These companies are not involved in the offering of the notes and have no obligations with respect to the notes, including any obligation to take our interests or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes made hereby and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amounts payable on the notes.

We And Our Affiliates Have No Affiliation With The Basket Stock Issuers And Are Not Responsible For Their Public Disclosure Of Information Or The Availability Of Information.

We and our affiliates are not affiliated in any way with the basket stock issuers. This pricing supplement relates only to the notes and does not relate to the basket stocks. The material provided herein concerning the basket stock issuers is derived from publicly available documents concerning such companies. Neither we nor the agent has participated in the preparation of any of those documents or made any “due diligence” investigation or any inquiry of any basket stock issuer. Furthermore, neither we nor the agent knows whether such companies have disclosed all events occurring before the date of this pricing supplement—including events that could affect the accuracy or completeness of the publicly available documents referred to above. Subsequent disclosure of any event of this kind or the disclosure of or failure to disclose material future events concerning any such company could affect the value of the notes and the amount payable on the notes. You, as an investor in the notes, should make your own investigation into the basket stock issuers.

In addition, there can be no assurance that each of the basket stock issuers will continue to be subject to the reporting requirements of the Exchange Act and will distribute any reports, proxy statements, and other information required thereby to its shareholders. In the event that any of such issuers cease to be subject to such reporting requirements and the notes continue to be outstanding, pricing information for the notes may be more difficult to obtain and the value and liquidity of the notes may be adversely affected. Neither we nor the agent are responsible for the public disclosure of information by the basket stock issuers, whether contained in filings with the SEC or otherwise.

You Have Limited Antidilution Protection.

The calculation agent will, in its sole discretion, adjust the exchange ratios for certain events affecting the basket stocks, such as stock splits and stock dividends, and certain other corporate actions involving the basket stock issuers, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the basket stocks. For example, the calculation agent is not required to make any adjustments to the exchange ratio if a basket stock issuer or anyone else makes a partial tender or partial exchange offer for a basket stock. Consequently, this could affect the market value of the notes. See “Specific Terms of the Notes — Adjustment Events” for a description of the general circumstances in which the calculation agent will make adjustments to the exchange ratio.

Historical Performance Of The Basket Stocks Should Not Be Taken As Indications Of Their Future Performance During The Term Of The Notes.

It is impossible to predict whether the market prices of the basket stocks will rise or fall. The basket stocks have performed differently in the past and are expected to perform differently in the future. The market prices of the basket stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the basket stock issuers. See “The Basket” for a description of the basket stock issuers and historical data on the basket stocks.

Purchases And Sales By Us And Our Affiliates May Affect The Return On The Notes.

We or one or more of our affiliates may hedge our obligations under the notes by purchasing the basket stocks, futures or options on the basket stocks or other derivative instruments with returns linked or related to changes in the market prices of the basket stocks, and we may adjust these hedges by, among other things, purchasing or selling the basket stocks, futures, options or other derivative instruments with returns linked to the basket stock at any time. Although they are not expected to, any of these hedging activities may adversely affect the market prices of the basket stocks and, therefore, the market value of the notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the notes declines.

Potential Conflicts Of Interest Could Arise.

Our subsidiary, Wells Fargo Securities, LLC, is the calculation agent for purposes of calculating the basket stock prices and the exchange ratios. Under certain circumstances, Wells Fargo Securities, LLC’s role as our subsidiary and its responsibilities as calculation agent for the notes could give rise to conflicts of interest.

We or one or more of our affiliates may, at present or in the future, publish research reports on a basket stock. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market price of the basket stocks and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the basket stock issuers, including making loans to those companies (and exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about one or more of the basket stock issuers. If we or any of our affiliates does acquire such non-public information, we are not obligated to disclose such non-public information to you.

The Tax Treatment Of The Amendment to The Notes Is Uncertain.

The United States federal tax consequences of the amendment to the notes described in this pricing supplement, as well as the proper tax treatment of the notes following the amendment, are uncertain and there is no authority that specifically addresses the United States federal tax treatment of the notes. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”), and the IRS or a court may not agree with the tax treatment described in this pricing supplement. We urge you to read the discussion under “United States Federal Tax Considerations” below and to consult your tax adviser.

SPECIFIC TERMS OF THE NOTES

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series K”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The notes are also “debt securities” as described in the accompanying prospectus supplement.

This pricing supplement summarizes specific terms that apply to the notes. Terms that apply generally to all Medium-Term Notes, Series K, are described in “Description of Notes” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and, if the terms described there are inconsistent with those described here, the terms described here are controlling.

References herein to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book- entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus supplement, under “Description of Notes – Book-Entry, Delivery and Form.”

We describe the terms of the notes in more detail below.

Interest

The notes will bear interest at the rate of 0.125% per annum payable semi-annually on each of March 2 and September 2, beginning on September 2, 2011.

Basket Value

The basket value on any trading day equals the sum of the products of the closing price and the exchange ratio for each basket stock, each determined as of such trading day by the calculation agent.

Basket Stocks

The basket stocks are the four3 stocks set forth in the table below. The table also indicates the ticker symbol for each basket stock, the primary national securities exchange on which each basket stock is listed, the proportion of the basket value represented by the shares of each basket stock on April 15, 2014 and the exchange ratio for each basket stock immediately prior to the amendment effective date and on the amendment effective date. The pre-amendment exchange ratio for each basket stock indicated below reflects all adjustments to the initial exchange ratio for such basket stock that have been made to the date of this pricing supplement.4 On the amendment effective date, the pre-amendment exchange ratio for each basket stock will be multiplied by a factor of 0.9782, resulting in the amended exchange ratio specified below.

Basket Stock Issuer	Ticker Symbol	Listing Exchange	Proportion of Basket Value	Pre-Amendment Exchange Ratio	Amended Exchange Ratio

Danaher Corporation	DHR	NYSE	34.64%	6.489159	6.347695

Textron Inc.	TXT	NYSE	32.42%	11.75910	11.502752

Ingersoll-Rand plc	IR	NYSE	25.35%	6.239908	6.103878

Allegion plc	ALLE	NYSE	7.59%	2.076771	2.031497

Total			100.00%

3 Allegion plc was spun off from Ingersoll-Rand plc with an ex-dividend date of December 2, 2013.

4 The initial exchange ratio for Allegion plc was determined by the calculation agent as of the ex-dividend date of the spin-off of Allegion plc. The pre-amendment exchange ratio for Allegion plc reflects all adjustments to such initial exchange ratio that have been made to the date of this pricing supplement.

If, as a result of any event described under “ — Adjustment Events” below, the notes are exchangeable into equity securities other than the shares of the basket stock issuers, “basket stocks” shall include such other securities. For additional details on adjustments, see “ — Adjustment Events” below.

Basket

On the date of this pricing supplement, the Basket is composed of the common stock of four companies, and consists of a number of shares of each basket stock equal to the exchange ratio with respect to such basket stock.

Payment at Stated Maturity

On the stated maturity date, if you have not previously exchanged your notes or we have not redeemed the notes, we will pay you an amount equal to $1,000 per note, plus any accrued but unpaid interest.

Exchange Right

Beginning March 12, 2011 to and including the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day prior to the stated maturity date, you may exchange each note for a number of shares of each basket stock equal to its exchange ratio (or, at our option, the cash value of such shares as determined on the exchange notice date), as set forth in the table above, subject to our right to redeem all of the notes on any day from and including March 2, 2015.

The initial exchange ratio for each basket stock other than Allegion plc was determined on the pricing date. The initial exchange ratio for Allegion plc was determined by the calculation agent as of December 2, 2013, the ex-dividend date for the spin-off of Allegion plc. The exchange ratio for each basket stock will remain constant for the term of the notes, subject to adjustment for certain corporate events relating to, or dividend payments by, the issuer of that basket stock. See “Specific Terms of the Notes — Adjustment Events”. The exchange ratio for each basket stock immediately prior to the amendment effective date (giving effect to all adjustments to the date of this pricing supplement) and the exchange ratio on the amendment effective date are set forth above under “ — Basket Stocks.”

When you exchange your notes, the calculation agent will determine the exact number of shares of each of the basket stocks you will receive based on the principal amount of the notes you exchange and the exchange ratio of each basket stock as it may have been adjusted through the exchange notice date. Since the notes will be held only in book-entry form, you may exercise your exchange right only by acting through your participant at DTC, whose nominee is the registered holder of the notes. Accordingly, as a beneficial owner of notes, if you desire to exchange all or any portion of your notes you must instruct the participant through which you own your interest to exercise the exchange right on your behalf.

To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the appropriate steps through normal clearing system channels. Your book-entry interest in the notes must be transferred to Wells Fargo Bank, N.A., the paying agent for the notes, on the day we deliver your shares or pay cash to you, as described below. In addition, you must give us notice of exchange as follows:

•	fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement; and

•	deliver your Official Notice of Exchange to us before 11:00 A.M., New York City time on the day you notify us of your exercise of the exchange right (the “exchange notice date”).

In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant’s deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of notes, you should consult the participant through which you own your interest for the relevant deadline. If you give us your Official Notice of Exchange after 11:00 A.M., New York City time, on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open. All instructions given to us by participants on your behalf relating to the right to exchange the notes will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the related notes, on DTC’s records, to the paying agent on our behalf. See “Description of Notes — Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

You must exchange your notes in $1,000 minimum increments at a time.

You will no longer be able to exchange your notes if we redeem the notes.

Upon any exercise of your exchange right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your notes so that the exchange settlement date (as defined below) occurs during the period from the close of business on a record date (as defined above) for the payment of interest and prior to the next succeeding interest payment date, the notes that you exchange must, as a condition to the delivery of the shares of the basket stocks or cash to you, be accompanied by funds equal to the interest payable on the succeeding interest payment date on the principal amount of notes that you exchange. If upon exchange of the notes we deliver shares of the basket stocks, we will pay cash in lieu of delivering any fractional share of any basket stock in an amount equal to the value of such fractional shares based on the closing price of the basket stock as determined by the calculation agent on the trading day immediately preceding the exchange settlement date.

Upon any such exchange, we may, at our sole option, either deliver such shares of the basket stocks or pay an amount in cash equal to the basket value on the exchange notice date, as determined by the calculation agent, in lieu of such basket stocks.

We will, or will cause the calculation agent to, deliver such shares of the basket stocks or cash to the paying agent for delivery to you on the fifth business day after the exchange notice date, upon delivery of your notes to the paying agent. The “exchange settlement date” will be the fifth business day after the exchange notice date, or, if later, the day on which your notes are delivered to the paying agent.

The term “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the principal trading market for each of the basket stocks (as determined by the calculation agent, in its sole discretion), the Chicago Mercantile Exchange and the Chicago Board Options Exchange and in the over-the- counter market for equity securities in the United States.

If upon exchange of the notes we deliver shares of the basket stocks, we will pay cash in lieu of delivering any fractional share of any basket stock in an amount equal to the value of such fractional shares based on the closing price of the basket stock as determined by the calculation agent on the trading day before the exchange settlement date.

Redemption Right

We may redeem the notes, in whole but not in part, for settlement on any day from and including March 2, 2015, to and including the stated maturity date, for an amount in cash equal to the greater of (i) the redemption price of $1,000 per note and (ii) the basket value determined by the calculation agent on the trading day prior to the redemption notice date (the “redemption determination date”). The “basket value” equals the sum of the products of the closing price of each basket stock and its exchange ratio.

If we redeem the notes, we will specify the redemption date in our notice of redemption. The redemption date will be 10 days following the day on which we give our notice of redemption (the “redemption notice date”), unless the 10th day following the redemption notice date is not a business day, in which case the redemption date will be the immediately following day that is a business day. If we redeem the notes, you will not receive any accrued but unpaid interest on the redemption date.

If we decide to redeem the notes, you will no longer be able to exercise your exchange right.

Closing Price

The closing price for one share of a basket stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

•	if the basket stock (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which the basket stock (or any such other security) is listed or admitted to trading; or

•	if the basket stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If a basket stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding sentence, then the closing price for one share of that basket stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for a basket stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for that basket stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term OTC Bulletin Board Service will include any successor service thereto.

Events of Default and Acceleration

In case an event of default with respect to any notes has occurred and is continuing, the amount payable to a beneficial owner of a note upon any acceleration permitted by the notes, with respect to each $1,000 principal amount of each note, will be equal to the greater of (i) $1,000 per note and (ii) the basket value determined by the calculation agent on the date of acceleration. If a bankruptcy proceeding is commenced in respect of Wells Fargo, the claim of the beneficial owner of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the note plus an additional amount of interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the notes.

In case of default in payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.

Adjustment Events

The exchange ratios of the basket stocks are subject to adjustment by the calculation agent as a result of the dilution and reorganization events described in this section. The adjustments described below do not cover all events that could affect the basket stocks and, consequently, the value of your notes, such as a tender or exchange offer by a basket stock issuer for a basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of a basket stock. We describe the risks relating to dilution above under “Risk Factors — You Have Limited Antidilution Protection.”

How adjustments will be made

If one of the events described below occurs with respect to any basket stock and the calculation agent determines that the event has a dilutive or concentrative effect on the market price of such basket stock, the calculation agent will calculate a corresponding adjustment to the exchange ratio for such basket stock as the calculation agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the exchange ratio for such basket stock will be adjusted by the calculation agent by multiplying the existing exchange ratio by a fraction whose numerator is the number of shares of such basket stock outstanding immediately after the stock split and whose denominator is the number of shares of such basket stock outstanding immediately prior to the stock split. Consequently, the exchange ratio will be adjusted to double the prior exchange ratio, due to the corresponding decrease in the market price of such basket stock. Adjustments will be made for events with an effective date or ex-dividend date, as applicable, from but excluding the date of this pricing supplement to and including (i) if you exchange your notes and we deliver shares of basket stocks to you on the exchange settlement date, the exchange settlement date or (ii) in all other circumstances, the exchange notice date or the redemption determination date, as applicable (the “adjustment period”).

The calculation agent will also determine the effective date of that adjustment, and the replacement of the basket stock, if applicable, in the event of a consolidation or merger or certain other events in respect of the basket stock issuer. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee and the paying agent, stating the adjustment to the exchange ratio with respect to such basket stock. In no event, however, will an antidilution adjustment to the exchange ratio during the term of the notes be deemed to change the principal amount per note.

If more than one event requiring adjustment occurs with respect to a basket stock, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the calculation agent will adjust the exchange ratio for the second event, applying the required adjustment to the exchange ratio of any such basket stock as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust the exchange ratio unless the adjustment would result in a change to the exchange ratio of any such basket stock then in effect of at least 0.10%. The exchange ratio with respect to such basket stock resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

If an event requiring an antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to your notes that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of these determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.

If any of the adjustments specified below is required to be made with respect to an amount or value of any cash or other property that is distributed by any basket stock issuer organized outside the United States, such amount or value will be converted to U.S. dollars, as applicable, and will be reduced by any applicable foreign withholding taxes that would apply to such distribution if such distribution were paid to a U.S. person that is eligible for the benefits of an applicable income tax treaty, if any, between the United States and the jurisdiction of organization of such basket stock issuer, as determined by the calculation agent, in its sole discretion.

No adjustments will be made for certain other events, such as offerings of common stock by any basket stock issuer for cash or in connection with the occurrence of a partial tender or exchange offer for any basket stock by the issuer of such basket stock or any other person.

Ordinary Dividend Adjustments

In addition to any adjustments to the exchange ratio described elsewhere in this section, the exchange ratio will be adjusted for changes (whether positive or negative) in the regular quarterly cash dividend payable to holders of such basket stock relative to its base quarterly dividend (as defined below). If the issuer of a basket stock pays a regular quarterly cash dividend for which the ex-dividend date is within the adjustment period and the amount of such regular quarterly cash dividend (the “current quarterly dividend”) differs from the base quarterly dividend payable to holders of such basket stock, the exchange ratio with respect to such basket stock will be adjusted (an “ordinary dividend adjustment”) on such ex-dividend date so that the new exchange ratio will equal the prior exchange ratio multiplied by the ordinary dividend adjustment factor. If a reorganization event occurs, no ordinary dividend adjustment will be made in respect of any new stock (other than spin-off stock), successor stock or replacement stock (each as defined below).

The “ordinary dividend adjustment factor” will equal a fraction, the numerator of which is the closing price of such basket stock on the trading day preceding the ex-dividend date for the payment of the current quarterly dividend (such closing price, the “ordinary dividend base closing price”), and the denominator of which equals the ordinary dividend base closing price of such basket stock on the trading day preceding the ex-dividend date minus the dividend differential. If the dividend differential is negative (because the current quarterly dividend is less than the base quarterly dividend), then the ordinary dividend adjustment factor will be less than 1, and the corresponding adjustment to the relevant exchange ratio will result in a reduction of such exchange ratio.

The “dividend differential” equals the amount of the current quarterly dividend minus the base quarterly dividend.

The “base quarterly dividend” for each basket stock will be reset on the amendment effective date. Immediately prior to the amendment effective date, the base quarterly dividends with respect to the basket stocks were (i) with respect to Danaher Corporation, a quarterly dividend of $0.02 per share; (ii) with respect to Textron Inc., a quarterly dividend of $0.02 per share; (iii) with respect to Ingersoll-Rand plc, a quarterly dividend of $0.07 per share; and (iv) with respect to Allegion plc, a quarterly dividend of $0.00 per share. On and after the amendment effective date, the “base quarterly dividends” with respect to the basket stocks will be (i) with respect to Danaher Corporation, a quarterly dividend of $0.025 per share; (ii) with respect to Textron Inc., a quarterly dividend of $0.02 per share; (iii) with respect to Ingersoll-Rand plc, a quarterly dividend of $0.25 per share; and (iv) with respect to Allegion plc, a quarterly dividend of $0.08 per share. In the event of a spin-off in respect of any basket stock, the base quarterly dividend for such basket stock will remain unchanged and the base quarterly dividend with respect to the spin-off stock will be $0.00 per share.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If any basket stock is subject to a stock split or a reverse stock split, then once the split has become effective the calculation agent will adjust the exchange ratio with respect to such basket stock to equal the product of the prior exchange ratio of such basket stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such basket stock.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If any basket stock is subject to a stock dividend payable in shares of such basket stock that is given ratably to all holders of shares of such basket stock, then once the dividend has become effective the calculation agent will adjust the exchange ratio for such basket stock on the ex-dividend date to equal the sum of the prior exchange ratio for such basket stock and the product of:

•	the number of shares issued with respect to one share of such basket stock, and

•	the prior exchange ratio for such basket stock.

The “ex-dividend date” for any dividend or other distribution is the first day on and after which such basket stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions

The exchange ratio will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to any basket stock, other than:

•	ordinary dividend adjustments described above,

•	stock dividends described above,

•	issuances of transferable rights and warrants as described in “ — Transferable Rights and Warrants” below,

•	distributions that are spin-off events described in “ — Reorganization Events” below, and

•	extraordinary dividends described below.

An “extraordinary dividend” means each of (a) the full amount per share of a basket stock of any cash dividend or special dividend or distribution that is identified by the issuer of a basket stock as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the issuer of a basket stock as an extraordinary or special dividend or distribution) distributed per share of such basket stock over the immediately preceding cash dividend or other cash distribution, if any, per share of such basket stock that did not include an extraordinary dividend (as adjusted for any subsequent corporate event requiring an adjustment as described in this section, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5.00% of the closing price of such basket stock on the trading day preceding the ex-dividend date for the payment of such cash dividend or other cash distribution (such closing price, the “extraordinary dividend base closing price”) and (c) the full cash value of any non-cash dividend or distribution per share of a basket stock (excluding marketable securities, as defined below).

If any basket stock is subject to an extraordinary dividend, then once the extraordinary dividend has become effective the calculation agent will adjust the exchange ratio for such basket stock on the ex-dividend date to equal the product of:

•	the prior exchange ratio for such basket stock, and

•	a fraction, the numerator of which is the extraordinary dividend base closing price of such basket stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the extraordinary dividend base closing price of such basket stock on the trading day preceding the ex-dividend date exceeds the extraordinary dividend.

Notwithstanding anything herein, the initiation by the issuer of a basket stock of an ordinary dividend on such basket stock or any announced increase in the ordinary dividend on such basket stock will not constitute an extraordinary dividend requiring an adjustment.

To the extent an extraordinary dividend is not paid in cash or is paid in a currency other than U.S. dollars, the value of the non-cash component or non-U.S. currency will be determined by the calculation agent, in its sole discretion. A distribution on a basket stock that is a dividend payable in shares of basket stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the number of shares of a basket stock only as described in “—Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of a basket stock issues transferable rights or warrants to all holders of such basket stock to subscribe for or purchase such basket stock at an exercise price per share that is less than the closing price of such basket stock on the trading day before the ex-dividend date for the issuance, then the exchange ratio for such basket stock will be adjusted to equal the product of:

•	the prior exchange ratio for such basket stock, and

•	a fraction, (1) the numerator of which will be the number of shares of such basket stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of such basket stock offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of shares of such basket stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of such basket stock (referred to herein as the “additional shares”) that the aggregate offering price of the total number of shares of such basket stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the closing price on the trading day before the ex-dividend date for the issuance.

The number of additional shares will be equal to:

•	the product of (1) the total number of additional shares of such basket stock offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by

•	the closing price of such basket stock on the trading day before the ex-dividend date for the issuance.

If the number of shares of the basket stock actually delivered in respect of the rights or warrants differs from the number of shares of the basket stock offered in respect of the rights or warrants, then the exchange ratio for such basket stock will promptly be readjusted to the exchange ratio for such basket stock that would have been in effect had the adjustment been made on the basis of the number of shares of the basket stock actually delivered in respect of the rights or warrants.

Reorganization Events

Each of the following is a reorganization event:

•	a basket stock is reclassified or changed (other than in a stock split or reverse stock split),

•	the issuer of a basket stock has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of such basket stock are exchanged for or converted into other property,

•	a statutory share exchange involving outstanding shares of a basket stock and the securities of another entity occurs, other than as part of an event described above,

•	a basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•	a basket stock issuer effects a spin-off, other than as part of an event described above (in a spin-off, a corporation issues to all holders of its common stock equity securities of another issuer), or

•	the issuer of a basket stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of such basket stock.

Adjustments for Reorganization Events

If a reorganization event occurs with respect to a basket stock issuer, then the calculation agent will adjust the applicable exchange ratio to reflect the amount and type of property or properties—whether cash, securities, other property or a combination thereof—that a holder of one share of the applicable basket stock would have been entitled to receive in relation to the reorganization event. We refer to this new property as the “reorganization property.”

Reorganization property can be classified into two categories:

•	an equity security listed on a national securities exchange, which we refer to generally as a “marketable security” and, in connection with a particular reorganization event, “new stock,” which may include any tracking stock, any stock received in a spin-off (“spin-off stock”) or any marketable security received in exchange for the basket stock; and

•	cash and any other property, assets or securities other than marketable securities (including equity securities that are not listed, that are traded over the counter or that are listed on a non-U.S. securities exchange), which we refer to as “non-stock reorganization property.”

For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of the reorganization property. For purposes of valuing any new stock, the calculation agent will use the closing price of the security on the relevant trading day. The calculation agent will value non-stock reorganization property in any manner it determines, in its sole discretion, to be appropriate. In connection with a reorganization event in which reorganization property includes new stock, for the purpose of determining the exchange ratio for any new stock as described below, the term “new stock reorganization ratio” means the product of (i) the number of shares of the new stock received with respect to one share of the applicable basket stock and (ii) the exchange ratio for such basket stock on the trading day immediately prior to the effective date of the reorganization event.

If a holder of shares of the applicable basket stock may elect to receive different types or combinations of types of reorganization property in the reorganization event, the reorganization property will consist of the types and amounts of each type distributed to a holder of shares of such basket stock that makes no election, as determined by the calculation agent in its sole discretion.

If any reorganization event occurs with respect to a basket stock issuer, then on and after the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) the term “basket stock” in this pricing supplement will be deemed to mean the following in respect of the applicable original basket stock, and for each share of basket stock, new stock and/or replacement stock so deemed to constitute basket stock, the applicable exchange ratio will be equal to the applicable number indicated:

(a)	if the basket stock continues to be outstanding:

(1)	that basket stock (if applicable, as reclassified upon the issuance of any tracking stock) at the exchange ratio in effect for that basket stock on the trading day immediately prior to the effective date of the reorganization event; and

(2)	if the reorganization property includes new stock, a number of shares of new stock equal to the new stock reorganization ratio;

provided that, if any non-stock reorganization property is received in the reorganization event, the results of (a)(1) and (a)(2) above will each be multiplied by the “gross-up multiplier,” which will be equal to a fraction, the numerator of which is the closing price of the basket stock on the trading day immediately prior to the effective date of the reorganization event and the denominator of which is the amount by which such closing price of the basket stock exceeds the value of the non-stock reorganization property received per share of basket stock as determined by the calculation agent as of the close of trading on such trading day; or

(b)	if the basket stock is surrendered for reorganization property:

(1)	that includes new stock, a number of shares of new stock equal to the new stock reorganization ratio; provided that, if any non-stock reorganization property is received in the reorganization event, such number will be multiplied by the gross-up multiplier; or

(2)	that consists exclusively of non-stock reorganization property:

(i)	if the surviving entity has marketable securities outstanding following the reorganization event and either (A) such marketable securities were in existence prior to such reorganization event or (B) such marketable securities were exchanged for previously outstanding marketable securities of the surviving entity or its predecessor (“predecessor stock”) in connection with such reorganization event (in either case of (A) or (B), the “successor stock”), a number of shares of the successor stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event equal to the exchange ratio in effect for the basket stock on the trading day immediately prior to the effective date of such reorganization event multiplied by a fraction, the numerator of which is the value of the non-stock reorganization property per share of the basket stock on such trading day and the denominator of which is the closing price of the successor stock on such trading day (or, in the case of predecessor stock, the closing price of the predecessor stock multiplied by the number of shares of the successor stock received with respect to one share of the predecessor stock); or

(ii)	if the surviving entity does not have marketable securities outstanding, or if there is no surviving entity (in each case, a “replacement stock event”), a number of shares of replacement stock (selected as defined below) with an aggregate value on the effective date of such reorganization event equal to the value of the non-stock reorganization property multiplied by the exchange ratio in effect for the basket stock on the trading day immediately prior to the effective date of such reorganization event.

If a reorganization event occurs with respect to the shares of a basket stock and the calculation agent adjusts the exchange ratio of such basket stock to reflect the reorganization property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the reorganization property, or any component of the reorganization property, comprising the new exchange ratio. The calculation agent will do so to the same extent that it would make adjustments if the shares of such basket stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of such basket stock, the required adjustment will be made with respect to that component as if it alone were the number of shares of such basket stock.

For purposes of adjustments for reorganization events, in the case of a consummated tender or exchange offer or going-private transaction involving reorganization property of a particular type, reorganization property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such reorganization property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to reorganization property in which an offeree may elect to receive cash or other property, reorganization property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Replacement Stock Events

Following the occurrence of a replacement stock event described in paragraph (b)(2)(ii) above or in “—Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility” below, the amount of shares of a basket stock or cash, as applicable, payable on each note upon exchange or redemption or at maturity will be determined by reference to a replacement stock and an exchange ratio (subject to any further antidilution adjustments) for such replacement stock as determined in accordance with the following paragraphs.

The “replacement stock” will be the stock having the closest “option period volatility” to the basket stock among the stocks that then comprise the replacement stock selection index (or, if publication of such index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same GICS Code (as defined below) as the issuer of such basket stock; provided, however, that a replacement stock will not include (i) any stock that is subject to a trading restriction under the trading restriction policies of Wells Fargo, the hedging counterparties of Wells Fargo or any of their affiliates that would materially limit the ability of Wells Fargo, the hedging counterparties of Wells Fargo or any of their affiliates to hedge the notes with respect to such stock or (ii) any stock for which the aggregate number of shares to be referenced (equal to the product of (a) the exchange ratio that would be in effect immediately after selection of such stock as the replacement stock and (b) the number of the notes outstanding) exceeds 25% of the ADTV (as defined in Rule 100(b) of Regulation M under the Exchange Act) for such stock as of the effective date of the replacement stock event (an “excess ADTV stock”).

If a replacement stock is selected in connection with a reorganization event, the exchange ratio with respect to such replacement stock will be equal to the number of shares of such replacement stock with an aggregate value, based on the closing price on the effective date of such reorganization event, equal to the product of (a) the value of the non-stock reorganization property received per share of the basket stock and (b) the exchange ratio in effect for such basket stock on the trading day immediately prior to the effective date of such reorganization event. If replacement stock is selected in connection with an ADS termination event (as defined below), the exchange ratio with respect to such replacement stock will be equal to the number of shares of such replacement stock with an aggregate value, based on the closing price on the change date (as defined below), equal to the product of (x) the closing price of the basket stock on the change date and (y) the exchange ratio in effect for such basket stock on the trading day immediately prior to the change date.

The “option period volatility” means, in respect of any trading day, the volatility (calculated by referring to the closing price of the basket stock on its primary exchange) for a period equal to the 125 trading days immediately preceding the announcement date of the reorganization event, as determined by the calculation agent.

“GICS Code” means the Global Industry Classification Standard (“GICS”) sub-industry code assigned to the basket stock issuer; provided, however, if (i) there is no other stock in the replacement stock selection index in the same GICS sub-industry or (ii) a replacement stock (a) for which there is no trading restriction and (b) that is not an excess ADTV stock cannot be identified from the replacement stock selection index in the same GICS sub-industry, the GICS Code will mean the GICS industry code assigned to such basket stock issuer. If no GICS Code has been assigned to such basket stock issuer, the applicable GICS Code will be determined by the calculation agent to be the GICS sub-industry code assigned to companies in the same sub-industry (or, subject to the proviso in the preceding sentence, industry, as applicable) as such basket stock issuer at the time of the relevant replacement stock event.

The “replacement stock selection index” means the S&P 500® Index.

Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility. If a basket stock is an ADS and such basket stock is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by the Financial Industry

Regulatory Authority, Inc., or if the American depositary receipt facility between the issuer of such basket stock and the depositary is terminated for any reason (each, an “ADS termination event”), then, on the last trading day on which such basket stock is listed or admitted to trading or the last trading day immediately prior to the date of such termination, as applicable (the “change date”), a replacement stock event shall be deemed to occur.

THE BASKET

The basket is a basket of stocks consisting of shares of the common stocks of the following four companies: Danaher Corporation, Textron Inc., Ingersoll-Rand plc and Allegion plc.5

The Basket Stock Issuers

Provided below are brief descriptions of the basket stock issuers obtained from publicly available information published by the basket stock issuers.

Danaher Corporation

Danaher Corporation (“Danaher”) has disclosed that it derives its sales from the design, manufacture and marketing of professional, medical, industrial and commercial products. Danaher has further disclosed that its research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 50 countries. Danaher is a Delaware corporation that reports results in five separate business segments comprised of the Test & Measurement, Environmental, Life Sciences & Diagnostics, Dental, and Industrial Technologies segments.

Danaher stock trades on the New York Stock Exchange under the symbol “DHR” and its SEC file number is 001-08089.

Textron, Inc.

Textron Inc. (“Textron”) has disclosed that it is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with products and services around the world. Textron is a Delaware corporation that operates its business through five operating segments: Cessna, Bell, Textron Systems and Industrial segments, and Finance.

Textron stock trades on the New York Stock Exchange under the symbol “TXT” and its SEC file number is 001-05480.

Ingersoll-Rand plc

Ingersoll-Rand plc (“IR-Ireland”), an Irish public limited company, and its consolidated subsidiaries (the “Company”) has disclosed that it is a diversified, global company that provides products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables and increase industrial productivity and efficiency. The Company’s business segments consist of Climate and Industrial. The Company generates revenue and cash primarily through the design, manufacture, sale and service of a diverse portfolio of industrial and commercial products.

IR-Ireland is the result of a reorganization that occurred on July 1, 2009. Effective July 1, 2009, Ingersoll-Rand Company Limited (“IR-Limited”), a Bermuda company, completed a reorganization to change the jurisdiction of the parent company of Ingersoll Rand from Bermuda to Ireland. As a result of the reorganization, IR-Ireland replaced IR-Limited as the ultimate parent of Ingersoll Rand. On December 1, 2013, IR-Ireland completed the spin-off of Allegion plc, which was formed to hold IR-Ireland’s commercial and residential security businesses.

IR-Ireland ordinary shares trade on the New York Stock Exchange under the symbol “IR” and IR-Ireland’s SEC file number is 001-34400.

5 Allegion plc was spun off from Ingersoll-Rand plc with an ex-dividend date of December 2, 2013.

Allegion plc

Allegion plc (“Allegion”), an Irish public limited company, has disclosed that it is a global provider of security products and solutions. Allegion operates in three geographic regions: Americas; Europe, Middle East, India and Africa; and Asia Pacific.

Allegion was incorporated in Ireland on May 9, 2013, to hold IR-Ireland’s commercial and residential security businesses. On December 1, 2013, Allegion became a stand-alone public company after IR-Ireland completed the separation of these businesses from the rest of IR-Ireland via the transfer of these businesses from IR-Ireland to Allegion and the issuance by Allegion of ordinary shares directly to Ingersoll Rand’s shareholders.

Allegion’s ordinary shares trade on the New York Stock Exchange under the symbol “ALLE” and Allegion’s SEC file number is 001-35971.

Each of the basket stocks is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Room, 100 F Street, NE, Washington, DC 20549. Copies of this material can also be obtained from the Office of Investor Education and Advocacy of the SEC, at prescribed rates. In addition, information filed by the basket stock issuers with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the basket stock issuers under the Exchange Act can be located by reference to the following SEC file numbers: Danaher Corporation, 001-08089; Textron Inc., 001-05480; Ingersoll-Rand plc, 001-34400; and Allegion plc, 001-35971. Information about the basket stocks may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from the basket stock issuers’ respective websites. We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the basket stock issuers with the SEC.

Historical Data

The following tables set forth the high, low and closing prices for each of the basket stocks. The information given below is for each calendar quarter in the period from January 1, 2001 through March 31, 2014 and for the period from April 1, 2014 to April 15, 2014 (or, in the case of Allegion plc, for such shorter period of time that Allegion plc has been publicly traded). The closing prices listed below were obtained from Bloomberg LP, without independent verification. The closing prices may be adjusted by Bloomberg LP for corporate actions such as stock splits, mergers and acquisitions and spin-offs. In particular, the closing prices listed below for Ingersoll-Rand plc for the periods prior to December 2, 2013 have been adjusted by Bloomberg LP to reflect the spin-off of Allegion plc, so that the closing prices for Ingersoll-Rand plc listed below for the periods prior to December 2, 2013 are lower than the actual closing prices during such periods. The historical closing prices of the basket stocks should not be taken as indications of future performance, and no assurance can be given that the prices of the basket stocks will not decrease.

	Danaher Corporation

	High	Low	Period-End
2001
First Quarter	$16.92	$13.64	$13.64
Second Quarter	16.30	12.99	14.00
Third Quarter	14.66	11.38	11.80
Fourth Quarter	15.70	11.63	15.08
2002
First Quarter	18.54	14.66	17.76
Second Quarter	18.83	15.61	16.59
Third Quarter	16.31	13.31	14.21
Fourth Quarter	16.69	13.49	16.43
2003
First Quarter	17.12	15.11	16.44
Second Quarter	17.93	16.25	17.01
Third Quarter	19.62	16.53	18.47
Fourth Quarter	22.99	18.86	22.94
2004
First Quarter	23.84	22.00	23.34
Second Quarter	25.93	22.24	25.93
Third Quarter	26.30	23.93	25.64
Fourth Quarter	29.32	25.81	28.71
2005
First Quarter	28.12	26.43	26.71
Second Quarter	27.87	24.28	26.17
Third Quarter	28.34	25.88	26.92
Fourth Quarter	29.04	24.72	27.89
2006
First Quarter	32.27	27.15	31.78
Second Quarter	34.11	30.62	32.16
Third Quarter	34.34	30.20	34.34
Fourth Quarter	37.49	33.66	36.22
2007
First Quarter	37.89	34.94	35.73
Second Quarter	37.75	35.07	37.75
Third Quarter	41.91	36.83	41.36
Fourth Quarter	44.31	40.22	43.87
2008
First Quarter	43.46	35.07	38.02
Second Quarter	41.28	36.93	38.65
Third Quarter	42.25	34.12	34.70
Fourth Quarter	34.27	24.74	28.31
2009
First Quarter	29.27	24.02	27.11
Second Quarter	32.00	26.26	30.87
Third Quarter	34.31	28.88	33.66
Fourth Quarter	38.05	32.37	37.60
2010
First Quarter	40.44	35.08	39.96
Second Quarter	43.71	37.12	37.12
Third Quarter	41.45	35.74	40.61
Fourth Quarter	47.37	39.72	47.17
2011
First Quarter	51.96	46.05	51.90
Second Quarter	55.77	51.14	52.99
Third Quarter	55.05	40.54	41.94
Fourth Quarter	50.86	40.42	47.04
2012
First Quarter	56.00	48.33	56.00
Second Quarter	56.07	49.82	52.08

	Danaher Corporation

	High	Low	Period-End
Third Quarter	55.66	49.53	55.15
Fourth Quarter	56.83	51.41	55.90
2013
First Quarter	62.65	57.48	62.15
Second Quarter	64.36	58.05	63.30
Third Quarter	70.49	63.63	69.32
Fourth Quarter	77.20	67.14	77.20
2014
First Quarter	78.53	72.49	75.00
April 1, 2014 to April 15, 2014	75.84	72.59	73.00

	Textron, Inc.

	High	Low	Period-End
2001
First Quarter	$29.63	$22.97	$28.42
Second Quarter	29.95	26.48	27.52
Third Quarter	28.45	16.40	16.81
Fourth Quarter	21.20	15.83	20.73
2002
First Quarter	25.55	19.49	25.55
Second Quarter	26.59	22.30	23.45
Third Quarter	22.91	17.05	17.05
Fourth Quarter	22.46	16.25	21.50
2003
First Quarter	22.73	13.43	13.73
Second Quarter	19.51	13.97	19.51
Third Quarter	22.77	19.04	19.73
Fourth Quarter	28.85	20.25	28.53
2004
First Quarter	29.14	25.42	26.58
Second Quarter	29.72	26.23	29.68
Third Quarter	32.66	28.69	32.14
Fourth Quarter	37.32	31.52	36.90
2005
First Quarter	40.03	34.31	37.31
Second Quarter	39.15	35.56	37.93
Third Quarter	39.40	32.93	35.86
Fourth Quarter	40.00	34.50	38.49
2006
First Quarter	47.20	37.88	46.70
Second Quarter	49.05	41.26	46.09
Third Quarter	46.57	40.55	43.75
Fourth Quarter	49.19	44.10	46.89
2007
First Quarter	49.10	44.08	44.90
Second Quarter	56.91	45.35	55.06
Third Quarter	63.13	53.01	62.21
Fourth Quarter	73.38	62.58	71.30
2008
First Quarter	67.81	51.26	55.42
Second Quarter	64.24	47.73	47.93
Third Quarter	48.87	27.50	29.28
Fourth Quarter	28.84	11.69	13.87
2009
First Quarter	16.04	3.75	5.74
Second Quarter	13.56	6.45	9.66
Third Quarter	20.55	8.69	18.98
Fourth Quarter	20.73	17.51	18.81
2010
First Quarter	22.98	18.32	21.23
Second Quarter	24.55	16.80	16.97
Third Quarter	21.48	16.07	20.56
Fourth Quarter	23.98	20.66	23.64
2011
First Quarter	28.50	23.75	27.39
Second Quarter	28.11	21.02	23.61
Third Quarter	24.78	14.88	17.64
Fourth Quarter	20.30	16.72	18.49
2012
First Quarter	28.04	18.64	27.83
Second Quarter	28.89	22.22	24.87

	Textron, Inc.

	High	Low	Period-End
Third Quarter	28.36	22.49	26.17
Fourth Quarter	26.46	23.02	24.79
2013
First Quarter	31.21	25.48	29.81
Second Quarter	29.94	24.88	26.05
Third Quarter	29.50	25.62	27.61
Fourth Quarter	37.29	26.46	36.76
2014
First Quarter	40.18	34.28	39.29
April 1, 2014 to April 15, 2014	40.43	36.96	37.71

	Ingersoll-Rand plc

	High	Low	Period-End
2001
First Quarter	$19.35	$15.46	$15.85
Second Quarter	19.93	15.31	16.44
Third Quarter	17.74	12.38	13.49
Fourth Quarter	18.06	13.09	16.69
2002
First Quarter	21.45	15.80	19.96
Second Quarter	21.62	18.00	18.22
Third Quarter	18.02	13.46	13.74
Fourth Quarter	18.45	11.91	17.19
2003
First Quarter	18.09	14.06	15.40
Second Quarter	19.59	15.39	18.89
Third Quarter	23.75	18.86	21.33
Fourth Quarter	27.15	21.86	27.09
2004
First Quarter	28.83	24.98	27.00
Second Quarter	29.01	24.33	27.26
Third Quarter	27.70	24.82	27.13
Fourth Quarter	32.73	26.39	32.05
2005
First Quarter	34.85	29.16	31.79
Second Quarter	32.87	28.26	28.48
Third Quarter	33.12	28.70	30.51
Fourth Quarter	32.91	29.01	32.22
2006
First Quarter	34.84	30.45	33.36
Second Quarter	38.02	31.50	34.15
Third Quarter	34.52	28.17	30.32
Fourth Quarter	32.89	29.30	31.23
2007
First Quarter	36.25	30.93	34.62
Second Quarter	44.69	34.81	43.76
Third Quarter	44.69	37.68	43.48
Fourth Quarter	44.34	34.80	37.09
2008
First Quarter	35.97	29.35	35.58
Second Quarter	37.18	29.43	29.88
Third Quarter	32.06	23.83	24.88
Fourth Quarter	23.51	9.64	13.85
2009
First Quarter	15.98	9.45	11.02
Second Quarter	18.80	11.59	16.68
Third Quarter	26.13	15.77	24.48
Fourth Quarter	29.72	23.71	28.53
2010
First Quarter	29.94	24.95	27.83
Second Quarter	31.94	27.53	27.53
Third Quarter	30.45	25.97	28.50
Fourth Quarter	37.80	28.66	37.59
2011
First Quarter	39.14	35.50	38.56
Second Quarter	41.57	34.17	36.25
Third Quarter	37.56	21.85	22.42
Fourth Quarter	27.28	21.14	24.32
2012
First Quarter	33.23	25.43	33.01
Second Quarter	35.55	30.84	33.67

	Ingersoll-Rand plc

	High	Low	Period-End
Third Quarter	37.45	31.56	35.77
Fourth Quarter	39.01	35.36	38.28
2013
First Quarter	45.07	39.08	43.91
Second Quarter	46.71	41.69	44.32
Third Quarter	52.60	44.45	51.83
Fourth Quarter	61.77	50.09	61.6
2014
First Quarter	62.88	55.70	57.24
April 1, 2014 to April 15, 2014	57.93	54.39	55.57

	Allegion plc

	High	Low	Period-End
2013
November 18, 2013* to December 31, 2013	$48.48	$40.70	$44.19
2014
First Quarter	55.35	43.65	52.17
April 1, 2014 to April 15, 2014	54.95	49.77	49.96

* The ordinary shares of Allegion plc traded on a “when issued” basis prior to December 2, 2013.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of the amendment to the notes described in this pricing supplement (the “Amendment”). It applies to you only if you are a holder of a note as of the amendment effective date, and hold the note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a “real estate investment trust”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader in securities subject to a mark-to-market method of tax accounting with respect to the notes;

•	a person holding a note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a note;

•	a person subject to the alternative minimum tax;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the notes to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a note relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or retirement of a note. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. You should consult your tax adviser with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Any consequences resulting from the Medicare tax on investment income are not discussed. The consequences of receipt, ownership or disposition of any basket stock are also not discussed.

General

The tax consequences of the Amendment, as well as the proper tax treatment of the notes after the Amendment, are not entirely clear. We intend (in the absence of an administrative determination or judicial ruling to the contrary) to take the position that the Amendment is a “significant modification” that results in a deemed exchange for U.S. federal income tax purposes that is not a tax-free recapitalization.

Furthermore, although the matter is not clear, we intend to treat a note after the Amendment as a “contingent payment debt instrument” for U.S. federal income tax purposes that is not subject to the “noncontingent bond method” under the applicable Treasury regulations.

In the opinion of our counsel, Davis Polk & Wardwell LLP, the above treatment is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Significant aspects of the U.S. federal income tax consequences of the Amendment are uncertain and no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of the Amendment and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment described above. By consenting to the Amendment, you agree to the treatment described herein.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Consequences of the Amendment

As discussed above, we intend to take the position that the Amendment is a “significant modification” that results in a deemed exchange of the notes that is not a recapitalization for U.S. federal income tax purposes. We also intend to take the position that, under this treatment, subject to the discussion in the next paragraph, you will recognize gain or loss equal to the difference between the Noncontingent Issue Price (as defined below) increased by the fair market value of the contingent payment on a note (“Amount Realized”), and your adjusted tax basis in the original note as of the amendment effective date. Your adjusted tax basis in the original note will generally equal your purchase price for the original note, increased by any interest income you previously accrued and decreased by the projected amounts of any payments previously made, and increased or decreased as required under the contingent payment obligation rules, as discussed under “United States Federal Income Tax Considerations” in Pricing Supplement No. 71, dated February 23, 2011, to reflect differences, if any, between your purchase price for the original note and its adjusted issue price. Any gain recognized will be treated as ordinary interest income, and any loss will be ordinary loss to the extent of previous interest inclusions and capital loss thereafter.

Notwithstanding the foregoing, certain aspects of the treatment of the Amendment are uncertain. For example, it is not entirely clear how the fair market value of the contingent payment should be calculated, or whether a different method should be used for calculating the gain or loss you recognize. Further, any loss you realize may be subject to possible deferral under the “wash sale” rules. Moreover, if, contrary to the discussion above, the Amendment is treated as a recapitalization, you would not recognize gain or loss on the deemed exchange. Under all of these circumstances, your tax basis in an amended note would differ from that described herein, and the amount of income and loss you recognize on the amended note following the Amendment would also be affected. You should consult your tax adviser about these issues. Except as stated otherwise, the discussion herein assumes that the Amendment is treated as described in the preceding paragraph.

Moreover, even under the treatment described above, your basis in an amended note is not entirely clear. While it would be reasonable to treat your basis in an amended note as equal to the Amount Realized, because of the lack of clear guidance on this point it is possible that the IRS could assert that it should be calculated in another manner. The remainder of this discussion assumes that your basis in the amended note will be equal to the Amount Realized.

Tax Treatment of the Notes Following the Amendment

As discussed above, we intend to treat a note after the Amendment as a “contingent payment debt instrument” that is not subject to the “noncontingent bond method” under the applicable Treasury regulations. Under this treatment, you will be deemed to hold an instrument consisting of two components, the noncontingent component and the contingent component. The noncontingent component consists of the payment of the stated principal amount as well as payments of stated interest, and the contingent component consists of all other payments on the notes.

Noncontingent component

The noncontingent component will be considered to have been issued with original issue discount (“OID”). You will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method based on semiannual compounding of interest. The total amount of OID will be equal to the difference between (1) the principal amount plus all stated interest payable on the note and (2) the Noncontingent Issue Price, as defined below. Payments of stated interest will not be treated as giving rise to separate items of income, but rather will reduce your basis in the note as discussed further below under “—Basis.”

Issue price.    The issue price of the noncontingent component (the “Noncontingent Issue Price”) will be the present value of the principal amount and all payments of stated interest from the maturity date to the amendment effective date. The discount rate is the lowest semiannually-compounded applicable Federal rate for a debt instrument with a term equal to the remaining term of the notes in effect during the three-month period ending with April 2014 (the “Test Rate”).

Basis.    Your initial basis in the amended note will be allocated to the noncontingent component, up to the Noncontingent Issue Price, with the remainder to the contingent component. Your basis in the noncontingent component will be increased by any amount of OID that you accrue in respect of the noncontingent component and decreased by any payment on the noncontingent component.

Sale, exchange or retirement.    Any amount realized from the sale, exchange or retirement of a note (including an exchange or redemption) must be allocated first to the noncontingent component in an amount up to the adjusted issue price of the noncontingent component, which is the Noncontingent Issue Price, increased by the amount of OID that you have accrued and decreased by any payment on the noncontingent component. Any remaining amount will be allocated to the contingent component, as described below. You will recognize gain or loss on the sale, exchange or retirement of a note in respect of the noncontingent component equal to the difference between the amount allocated to the noncontingent component and your adjusted tax basis in the noncontingent component. Generally, the gain or loss will be capital gain or loss and will be long-term capital gain or loss if you have held the notes for more than one year. The deductibility of capital losses is subject to certain limitations.

Contingent component

Basis.    Your basis in the contingent component will equal the excess, if any, of your basis in the amended note over the amount allocated to the noncontingent component as described above.

Sale, exchange or retirement.    Upon a sale, exchange or retirement of a note, any amount realized after the allocation to the noncontingent component, as described above, will be allocated to the contingent component. The contingent component will be treated as a payment of principal to the extent of the present value of the payment, determined by discounting the payment at the Test Rate from the date of the sale, exchange or retirement to the amendment effective date. The Test Rate for this purpose is determined as though the term of the notes were issued on the amendment effective date and matured on the date of the sale, exchange or retirement. If the amount received that is allocated to the contingent component and is treated as principal differs from your basis in the contingent component, the difference should be treated as capital gain or loss, and as long-term capital gain or loss if you have held the note for more than one year at the time of the sale, exchange or retirement.

The amount allocated to the contingent payment in excess of the amount treated as principal will be treated as a payment of interest. You will recognize ordinary income with respect to the amount treated as interest.

Possible alternative treatments

Due to the lack of direct legal authority addressing the U.S. federal income tax consequences of a transaction similar to the Amendment, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the notes described above. For example, the IRS could treat an amended note as a coupon-bearing “prepaid forward contract.” In this case, you could be required to treat any interest payments you receive on your amended notes as items of ordinary income taxable in accordance with your method of accounting for U.S. federal income tax purposes. Other alternative federal income tax treatments of the amended notes are also possible, which if applied could also affect the timing and character of the income or loss with respect to the amended notes. You should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership of the notes, including potential alternative treatments.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to you on a note, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against your U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale, exchange or retirement of the notes, unless you provide proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes.

Subject to the discussions above concerning Section 897 of the Code and below concerning backup withholding and assuming the treatment of the amended notes as debt instruments is respected, you will not be subject to U.S. federal income or withholding tax in respect of the notes, provided that:

•	You do not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	You are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	You are not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Notwithstanding the discussion above, if the IRS were to treat a note as a coupon-bearing “prepaid forward contract,” as discussed above under “Tax Consequences to U.S. Holders—Tax Treatment of the Notes Following the Amendment—Possible alternative treatments,” interest payments you receive may be subject to withholding.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes and the payment of proceeds from a sale, exchange, redemption or retirement of the notes. You may be subject to backup withholding in respect of amounts paid to you, unless you comply with certification procedures to establish that you are not a U.S. person for U.S. federal income tax purposes or otherwise establish an exemption. Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Wells Fargo Securities, LLC, subject to the terms and conditions of the distribution agreement and a terms agreement, purchased from us as principal $12,155,000 aggregate principal amount of notes and received an agent discount and commission of 0.15%.

ANNEX A

OFFICIAL NOTICE OF EXCHANGE

Dated: On or after March 12, 2011

Wells Fargo & Company	Wells Fargo Securities, LLC
375 Park Avenue, 4th Floor	c/o Institutional Investor Solutions
MAC J0127-045	375 Park Avenue, 4th Floor
New York, NY 10152	MAC J0127-045
Facsimile No: (212) 214-5913	New York, NY 10152
Telephone No: (212) 214-6101	Facsimile No: (212) 214-6270/6271
Attention: Derivatives Structuring Group	Telephone No: (212) 214-8917
Attention: William Threadgill

Dear Sirs or Madams:

The undersigned beneficial owner of the Medium-Term Notes, Series K, 0.125% Exchangeable Notes due March 2, 2016 of Wells Fargo & Company (CUSIP No. 94986RCZ2) (the “notes”) hereby irrevocably elects to exercise, with respect to the principal amount of the notes indicated below, as of the date hereof (or if this notice is received after 11:00 A.M., New York City time, on any business day, as of the next business day), provided that such a day is on or after March 12, 2011, and is on or before the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day before the stated maturity date. The exchange right is to be exercised as described under “Specific Terms of the Notes — Exchange Right,” in the Amended and Restated Pricing Supplement No. 71 dated April 16, 2014 (the “pricing supplement”) relating to Registration Statement No. 333-180728. Terms not defined in this notice shall have their respective meanings as described in the pricing supplement.

Please (i) date and acknowledge receipt of this Official Notice of Exchange in the place provided below, and fax a copy to the fax number indicated and, if the exchange settlement date for this exchange falls after a record date and prior to the succeeding interest payment date, provide an amount of cash equal to the interest payable on the succeeding interest payment date with respect to the principal of the notes to be exchanged. The amount of any such cash payment will be determined by the calculation agent and indicated in its acknowledgment of this Official Notice of Exchange. Wells Fargo will then deliver, in its sole discretion, the shares of the basket stocks, using the exchange ratios in effect on the exchange notice date, or an equivalent amount in cash on the fifth business day after the exchange notice date, in accordance with the terms of the notes as described in the pricing supplement.

The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the notes to be exchanged (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its notes) and (ii) it will cause the principal amount of notes to be exchanged to be transferred to the paying agent on the exchange settlement date.

Very truly yours,

Name of Beneficial Owner

By:

Name

Title and/or Organization

Fax No./Direct No.
$
Principal amount of notes to be surrendered for exchange
$
Accrued interest, if any, due upon surrender of notes for exchange

Please specify: Exchange Notice Date

Receipt of the above

Official Notice of Exchange is hereby acknowledged.

WELLS FARGO & COMPANY, as issuer

WELLS FARGO SECURITIES, LLC, as calculation agent

By:

Title:

Date and time of acknowledgment

Accrued interest, if any, due upon surrender of the
notes for exchange: $